Exhibit 4.2

ADRIATIC HOLDINGS LIMITED

EMPLOYEE STOCK OPTION AGREEMENT

Adriatic Holdings Limited, a Nevada corporation ("Adriatic"), hereby grants to ("Optionee") an option to purchase up to shares of the Common Stock of Adriatic (the "Shares"), at an exercise price of $ per share, said option to expire on December 2, 2007.

This Agreement is executed by Adriatic and Optionee pursuant to the Adriatic Holdings Limited 2001 Stock Option Plan as amended (the "Plan").

Adriatic recognizes that the Optionee has performed services for Adriatic which services fall within the eligibility provisions set forth in Section of the Plan.

Adriatic and Optionee agree that the number of options issued to Optionee, and the exercise terms, were determined by Adriatic and are fair and reasonable. Optionee acknowledges that he has received and read a copy of Adriatic's 2001 Stock Option Plan, as amended; Optionee understands and agrees to abide by the terms and conditions of said Plan.

This Employee Stock Option Agreement ("Agreement") may be executed simultaneously in two or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and deliver of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Nevada without regard to its rules concerning conflicts of laws.

This Agreement shall be binding upon the parties hereto and inure to the benefits of the parties, their respective heirs, administrators, executors, successors and assigns.

IN WITNESS WHEREOF, this Employee Stock Option Agreement has been executed effective as of , 2002

ADRIATIC HOLDINGS LIMITED

 BY: _______________________________

Authorized Signature

OPTIONEE

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